Exhibit 11.3

CONSENT OF MASTERWORKS ADMINISTRATIVE SERVICES, LLC

We hereby consent to the inclusion in this Offering Statement on Form 1-A of Masterworks Vault 4, LLC of the fair market value appraisal report effective February 10, 2025, relating to the artwork beneficially owned by Series 472 and the fair market value appraisal report effective June 26, 2025, relating to the artwork beneficially owned by Series 500. We also consent to the reference to us under the heading “Experts” in such Offering Statement.

/s/ Masterworks Administrative Services, LLC

New York, New York

August 7, 2025